Exhibit 99.1

News

Contact:
Investors: Rainey Mancini
(212) 284-3049

767 Fifth Avenue	Media: Alexandra Trower
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THE ESTÉE LAUDER COMPANIES ACHIEVES OUTSTANDING

FISCAL 2019 THIRD QUARTER RESULTS

Reported Net Sales Increased 11% and Diluted EPS increased to $1.51

Net Sales Increased 12% and Adjusted Diluted EPS Rose 17% in Constant Currency

Before Impact of New Revenue Accounting Standard

Company Raises Full Year Guidance

New York, May 1, 2019 - The Estée Lauder Companies Inc. (NYSE: EL) today reported outstanding financial results for its third quarter ended March 31, 2019.  Net sales of $3.74 billion increased 11% from $3.37 billion in the prior-year quarter.  The Company posted net sales growth in nearly all product categories and channels.  Excluding the negative impact of currency translation ($146 million, or 4%) and the benefit from the adoption of the new revenue recognition accounting standard (“ASC 606”) ($106 million, or 3%), net sales increased 12%.

Net earnings rose to $555 million compared with $372 million last year.  Diluted net earnings per common share increased to $1.51 compared with $.99 reported in the prior year.  Excluding the negative impact of currency translation, the benefit from the adoption of ASC 606 and other items detailed on page 2, adjusted diluted earnings per common share increased 17%.

Fabrizio Freda, President and Chief Executive Officer, said, “We delivered terrific performance in our fiscal third quarter, driven by strategic investments in our best opportunities combined with creativity and data-driven insights that fueled exciting innovations.  These drivers strengthened loyalty to our brands and hero franchises and attracted new consumers globally. Our strongest growth engines were the Asia/Pacific region, the skin care category, our Estée Lauder, La Mer and Tom Ford Beauty brands, and travel retail and global online channels.

“Our double-digit constant currency net sales growth was ahead of our long-term goal and we continued gaining share in global prestige beauty. With savings from our Leading Beauty Forward initiative, we reallocated resources into targeted advertising, while still growing profit faster than net sales gains.”

Mr. Freda added, “We had anticipated a gradual moderation of growth in China and travel retail starting in the quarter, which didn’t happen, and that contributed to our overachievement. We continue to see strength in several of our key engines of growth and, as a result, we are again raising our net sales and EPS guidance for the year.

“Long term, we are uniquely positioned in one of the most attractive consumer sectors and are oriented to the fastest growing areas. Favorable demographic trends make prestige beauty a desirable, growing industry, and as the best diversified pure play, we are confident in our ability to lead and to gain global share.”

Adjusted diluted earnings per common share excludes restructuring and other charges, changes in contingent consideration, the net gain on the liquidation of an investment in a foreign subsidiary, goodwill and other intangible asset impairments, and provisional charges for the impact of the U.S. Tax Cuts and Jobs Act (“TCJA”) as detailed in the following table.

Reconciliation between GAAP and Non-GAAP

	Three Months Ended March 31, 2019				Three Months Ended March 31
	Net Sales Growth		Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis(1)	Constant Currency	Reported Basis(1)	Constant Currency	2019	2018
As Reported Results	11%	15%	52%	62%	$1.51	$.99
Restructuring and other charges					.07	.20
Contingent consideration					(.02)	(.02)
Gain on liquidation of an investment in a foreign subsidiary, net					(.15)	-

Intangible asset impairments					.14	-
Transition Tax resulting from the TCJA					-	.02
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date					-	(.02)
Non-GAAP		15%		40%	$1.55	$1.17
Impact of adoption of ASC 606		(3) %			(.27)
Non-GAAP, excluding impact of adoption of ASC 606		12%			1.28
Impact of foreign currency on earnings per share					.09
Non-GAAP, constant currency earnings per share, excluding the impact of adoption of ASC 606				17%	$1.37

(1) Represents GAAP

Net sales and operating income in the Company’s product categories and regions were unfavorably impacted by a stronger U.S. dollar in relation to most currencies and benefitted from the adoption of ASC 606.

Results by Product Category

	Three Months Ended March 31
	Net Sales		Percent Change			Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	Constant Currency, excl ASC 606	2019	2018	Reported Basis
Skin Care	$1,744	$1,447	21%	25%	21%	$593	$441	34%
Makeup	1,461	1,388	5	10	7	99	119	(17)
Fragrance	392	382	3	7	5	17	23	(26)
Hair Care	136	139	(2)	1	1	(2)	13	>(100)
Other	13	14	(7)	-	(7)	2	2	-
Subtotal	3,746	3,370	11	15	12	709	598	19
Returns/charges associated with restructuring and other activities	(2)	-	-	-	-	(35)	(100)	65
Total	$3,744	$3,370	11%	15%	12%	$674	$498	35%

Total reported operating income was $674 million, a 35% increase from $498 million in the prior year.  Operating income increased 14% excluding (1) the adoption of ASC 606 that increased operating income by $126 million, (2) restructuring and other charges and adjustments of $26 million compared to $91 million in the prior-year period, (3) goodwill and other intangible asset impairments related to Smashbox of $52 million, and (4) the unfavorable impact of currency translation of $44 million.  The improvement in operating income largely reflected higher net sales and disciplined expense management throughout the business.

Skin Care

•                  The adoption of ASC 606 increased reported net sales growth by $56 million, or 4%, and increased operating income by $68 million.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 21%.

•                  Skin care net sales grew across most geographies, led by Estée Lauder and La Mer.  Clinique’s skin care net sales also grew globally in constant currency.

•                  The Estée Lauder brand delivered double-digit net sales growth in most regions and channels. The increase reflected continued strength in its existing product franchises, including Advanced Night Repair, Nutritious, Perfectionist, Micro Essence and Revitalizing Supreme.  The growth also reflected several successful innovations such as Advanced Night Repair Eye Supercharged Complex and the launch of Micro Essence Skin Activating Treatment Lotion Fresh with Sakura Ferment in Japan.

•                  Double-digit growth from La Mer was also broad-based, with net sales increasing across most regions and channels, driven by higher net sales of existing products, including The Concentrate and The Treatment Lotion, as well as increases in the eye subcategory.

•                  Excluding the impact of ASC 606, operating income increased sharply, reflecting higher net sales, primarily at Estée Lauder and La Mer.

Makeup

•                  The adoption of ASC 606 increased reported net sales growth by $41 million, or 3%, and increased operating income by $45 million.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 7%.

•                  Growth in makeup was primarily driven by higher net sales from Tom Ford Beauty, Estée Lauder, La Mer and M•A•C.  These increases were partially offset by lower net sales from Clinique and Smashbox.

•                  Net sales from Tom Ford Beauty increased double-digits, primarily driven by its lip color and eye shadow franchises.

•                  Estée Lauder generated strong growth, driven by success from its Double Wear franchise, Futurist Aqua Brilliance foundation and the Pure Color line of products, which benefitted from the launch of Pure Color Desire.

•                  La Mer’s strong double-digit growth was largely driven by the recent launch of The Luminous Lifting Cushion Foundation as well as targeted expanded consumer reach.

•                  M•A•C’s increase was led by double-digit growth across Asia/Pacific, the Middle East, and India.  In China, M•A•C benefitted from the successful Strike of Kings collection.

•                  Makeup operating income declined, reflecting planned investments at BECCA and Too Faced to support new and existing products.  Lower makeup net sales from Smashbox also contributed to the decline, as did $52 million of goodwill and other intangible asset impairments related to Smashbox.  This decline was partially offset by increases at M•A•C, Tom Ford Beauty, and La Mer, primarily due to higher net sales, as well as an increase at Clinique reflecting sales channel mix and a shift of advertising and promotion to support skin care launches.

Fragrance

•                  The adoption of ASC 606 increased reported net sales growth by $9 million, or 2%, and increased operating income by $13 million.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 5%.

•                  The net sales increase reflected growth from Estée Lauder as well as from our luxury fragrances, including Jo Malone London, Tom Ford Beauty, Le Labo, and By Kilian. These increases were mostly offset by lower net sales from certain of our designer fragrances.

•                  Jo Malone London’s net sales increase reflected growth in fragrances and expanded targeted consumer reach.

•                  Increased net sales from Tom Ford Beauty reflected strong growth from Private Blend fragrances Oud Wood and Soleil Blanc, as well as expanded targeted consumer reach.

•                  Le Labo and By Kilian net sales increased primarily due to expanded targeted consumer reach and new product launches.

•                  Fragrance operating income declined, driven by lower net sales from certain of our designer fragrances.  This was partially offset by higher operating income from Tom Ford Beauty and Estée Lauder due to higher net sales.

Hair Care

•                  Hair care net sales decreased, primarily reflecting lower net sales from Bumble and bumble, primarily in the North America salon channel.

•                  Hair care operating income declined, reflecting planned strategic advertising investments on hero franchises and digital outreach at Aveda and lower net sales at Bumble and bumble.

Results by Geographic Region

	Three Months Ended March 31
	Net Sales		Percent Change					Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis		Constant Currency		Constant Currency, excl ASC 606	2019	2018	Reported Basis
The Americas	$1,155	$1,181	(2	) %	(2	) %	(6)%	$(29)	$33	>(100	) %
Europe, the Middle East & Africa	1,625	1,416	15		22		20	494	386	28
Asia/Pacific	966	773	25		31		27	244	179	36
Subtotal	3,746	3,370	11		15		12	709	598	19

Returns/charges associated with restructuring and other activities	(2)	-	-		-		-	(35)	(100)	65
Total	$3,744	$3,370	11%		15%		12%	$674	$498	35%

The Americas

•                  The adoption of ASC 606 increased reported net sales growth by $54 million, or 4%, and increased operating income by $78 million.  Adjusting for the impact of ASC 606, total net sales in constant currency declined 6%.

•                  Total prestige beauty industry retail sales further decelerated in the United States during the quarter, particularly in the makeup category.

•                  Despite challenges in brick-and-mortar stores, net sales online continued to grow across brand.com and retailer.com and we continued to change our mix to faster growing channels.

•                  Net sales in key countries in Latin America grew in constant currency including Brazil and Mexico.  This growth was offset by declines in Chile and Venezuela.

•                 Excluding the benefit from ASC 606, operating income in The Americas declined, primarily reflecting lower net sales, the goodwill and other intangible asset impairments related to Smashbox and strategic investments in technology and capabilities in select corporate functions partially offset by disciplined expense management.

Europe, the Middle East & Africa

•                  The adoption of ASC 606 increased reported net sales growth by $21 million, or 2%, and increased operating income by $19 million.  The unfavorable impact of foreign currency translation reduced reported net sales growth by 7%.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 20%.

•                  The Company generated strong net sales growth in the region, both on a reported basis and in constant currency, primarily due to strong double-digit net sales growth from the travel retail business.  Net sales in India, Russia and Italy also grew in constant currency.  This growth was partially offset by lower net sales in certain Western European markets and slightly lower net sales in the United Kingdom.

•                  The emerging markets in the region were negatively impacted by foreign currency translation.  Excluding this impact, the net sales in a majority of those markets reflected strong growth.  The growth in India was primarily driven by M•A•C while growth in Russia was due to increases at Estée Lauder and La Mer.

•                  In travel retail, strong double-digit net sales growth was broad-based across brands, with more than half of our top-10 brands in the channel growing double-digit, led by Tom Ford Beauty, Estée Lauder, Origins, M•A•C, and La Mer.  Growth was also realized across many geographies and reflected increases in international passenger traffic, improved conversion, successful innovation and expanded targeted consumer reach.

•                  Net sales performance in the United Kingdom reflected reduced consumer confidence ahead of Brexit and lower traffic across brick-and-mortar stores, including from department store closures, that was partially offset by higher online net sales.

•                  Operating income increased, primarily due to strong double-digit growth from the travel retail business and, to a lesser extent, many countries throughout the region.  This was partially offset by lower results in the United Kingdom where prestige beauty decelerated due to a soft retail environment in anticipation of Brexit.

Asia/Pacific

•                  The adoption of ASC 606 increased reported net sales growth by $31 million, or 4%, and increased operating income by $29 million.  The unfavorable impact of foreign currency translation reduced reported net sales by 6%.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 27%.

•                  The Company delivered another quarter of strong double-digit net sales increases in Asia/Pacific, both on a reported basis and in constant currency.  The growth was broad-based, with two-thirds of the markets in the region growing double digits.

•                  Hong Kong, Japan and the emerging markets in Southeast Asia continued to deliver strong growth, and net sales in China and Korea accelerated.

•                  The Company generated double-digit net sales growth in virtually every major product category and channel.

•                  Operating income increased, primarily due to higher net sales.

Nine-Month Results

•                  For the nine months ended March 31, 2019, the Company reported net sales of $11.27 billion, a 9% increase compared with $10.39 billion in the prior-year period.

•                  Net earnings were $1.63 billion, and diluted earnings per share was $4.39.  In the prior-year nine months, the Company reported net earnings of $922 million and diluted earnings per share of $2.45.

•                  Adjusting for restructuring and other charges and adjustments, and excluding the impact of currency translation and the adoption of ASC 606 as detailed in the table on page 16, net sales increased 12% and diluted earnings per share rose 22%.

Cash Flows from Operating Activities

•                  For the nine months ended March 31, 2019, net cash flows provided by operating activities were $1.76 billion, compared with $1.92 billion in the prior year.

•                  The decline primarily reflected higher international inventory levels to support our growth and timing of payables and receivables that was mostly offset by an increase in earnings before taxes.

Outlook for Fiscal 2019 Full Year

The Company continues to see strong consumer demand for its high-quality products and for the fiscal year expects to grow significantly ahead of the industry and to continue building global share.  Global prestige beauty is expected to grow approximately 7% during the fiscal year.  However, the Company is mindful of risks related to social and political issues, including geopolitical tensions, regulatory matters, global security issues, currency volatility and economic challenges that could affect consumer spending in certain countries and travel corridors.

Given this environment, the Company has reflected the following risks in its outlook:

•                  Continued softness of brick & mortar retail in the United States and United Kingdom is impacting overall prestige beauty growth, especially in the makeup category.  The Company plans to invest further in the U.S. in the fourth quarter of fiscal 2019 to improve growth.

•                  Some costs associated with the anticipated Brexit in the United Kingdom.

•                  Continuation of tariffs in China and the gradual moderation of net sales growth in China and Travel Retail from recent levels.  The Company has not experienced this moderation to date and continues to be optimistic about the strength of long-term growth in those areas.

Full Year Fiscal 2019

Sales Outlook

•                  Reported net sales are forecasted to increase between 7% and 8% versus the prior-year period, which includes a 3% impact from currency translation and no impact from the adoption of ASC 606.  Excluding these items, net sales are forecasted to grow between 10% and 11%, above the Company’s long-term growth goal of 6% to 8%.

Earnings per Share Outlook

•                  Reported diluted net earnings per common share are projected to be between $4.72 and $4.79.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $5.15 and $5.19.

•                  The adoption of ASC 606 is expected to increase diluted net earnings per common share by approximately $.06.

•                  Currency exchange rates are volatile and uncertain.  Using the March 31, 2019 spot rate for the fourth quarter of fiscal 2019, the negative currency impact equates to about $.22 of diluted earnings per common share.

•                  On a constant currency basis, before restructuring and other charges and adjustments, as well as the impact of ASC 606, diluted earnings per common share are expected to increase between 18% and 19%.  This growth reflects higher investments during the second half of the year behind strong product innovation programs for some of our largest brands and to build capabilities for long-term growth.

•                  The Company expects to take charges associated with previously approved restructuring and other activities relating to Leading Beauty Forward in fiscal 2019 of approximately $160 million to $175 million, equal to $.35 to $.38 per common share.

•                  For the full fiscal year, the Company expects the global effective tax rate to be approximately 22%, before charges associated with the restructuring and other charges and adjustments.

Reconciliation between GAAP and non-GAAP

	Year Ending June 30, 2019 (F)						Twelve Months June 30
	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2019 (F)		2018
Forecast / actual results including restructuring and other charges and adjustments	7%-8%	(1)	10%-11%	60%-62%	(1)	68%-70%	$4.72-$4.79	(1)	$2.95	(1)
Non-GAAP
Restructuring and other charges							.35 - .38		.51
Contingent Consideration							(.04)		(.09)
Gain on liquidation of an investment in a foreign subsidiary, net							(.15)		-
Intangible Asset Impairments							.23		-
TCJA Impacts							.01		1.14
Non-GAAP				14%-15%			$5.15-$5.19		$4.51
Impact of adoption of ASC 606	-		-				(.06)
Non-GAAP, excluding impact of adoption of ASC 606	7%-8%			13%-14%			$5.09-$5.13		$4.51
Impact of foreign currency on earnings per share							.22
Forecasted constant currency net sales growth and earnings per share			10%-11%			18%-19%	$5.31-$5.35		$4.51

(1) Represents GAAP

(F) Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 1, 2019 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 6869966).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release, in particular those in “Outlook for Fiscal 2019 Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results.  These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; $ in millions, except per share data and percentages)	Three Months Ended March 31		Percent Change	Nine Months Ended March 31		Percent Change
	2019	2018		2019	2018

Net Sales (A)	$3,744	$3,370	11%	$11,273	$10,388	9%
Cost of sales (A)	819	683	20%	2,552	2,147	19%
Gross Profit	2,925	2,687	9%	8,721	8,241	6%
Gross Margin	78.1%	79.7%		77.4%	79.3%
Operating expenses:
Selling, general and administrative (B)	2,170	2,092	4%	6,435	6,266	3%
Restructuring and other charges (A)	29	97	(70)%	99	198	(50)%
Goodwill impairment (C)	48	-	100%	68	-	100%
Impairment of other intangible assets (C)	4	-	100%	22	-	100%
	2,251	2,189	3%	6,624	6,464	2%
Operating Expense Margin	60.1%	65.0%		58.8%	62.2%
Operating Income	674	498	35%	2,097	1,777	18%
Operating Income Margin	18.0%	14.8%		18.6%	17.1%
Interest expense	32	33	(3)%	101	96	5%
Interest income and investment income, net	15	16	(6)%	42	40	5%
Other components of net periodic benefit cost	1	1	-%	1	2	(50)%
Other income, net (D)	71	-	100%	71	-	100%
Earnings before Income Taxes	727	480	51%	2,108	1,719	23%
Provision for income taxes (E)	170	106	60%	472	790	(40)%
Net Earnings	557	374	49%	1,636	929	76%
Net earnings attributable to noncontrolling interests	(2)	(2)	-%	(8)	(7)	14%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$555	$372	49%	$1,628	$922	77%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.53	$1.01	52%	$4.47	$2.50	79%
Diluted	1.51	.99	52%	4.39	2.45	79%

Weighted average common shares outstanding:
Basic	361.9	367.9		364.0	368.3
Diluted	368.3	375.7		370.9	375.7

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum. Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value. During fiscal 2019, the Company continued to approve specific initiatives under Leading Beauty Forward. The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021. Inclusive of approvals from inception through March 31, 2019, we estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $900 million and $950 million, before taxes. Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $350 million and $450 million, before taxes. These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

(B) The Company recorded $9 million and $18 million of income within selling, general and administrative expenses for the three and nine months ended March 31, 2019, respectively to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions. During the three and nine months ended March 31, 2018, the Company recorded income of $9 million and $6 million, respectively.

(C) The Company recorded $52 million and $90 million of goodwill and other intangible asset impairments with an impact of $.14 and $.23 per common share for the three and nine months ended March 31, 2019, respectively, related to its Smashbox reporting unit. During March 2019, Smashbox made additional revisions to its internal forecasts reflecting the continued slowdown of its makeup business driven by ongoing competitive activity and lower than expected growth in key retail channels for the brand.

(D) The Tax Cuts and Jobs Act (the “TCJA”), which was enacted on December 22, 2017, presented us with opportunities to manage cash and investments more efficiently on a global basis.  Accordingly, during the three months ended March 31, 2019, as part of the assessment of those opportunities, we sold our available-for-sale securities, which liquidated our investment in the foreign subsidiary that owned those securities.  As a result, we recorded a realized net gain on liquidation of our investment in a foreign subsidiary of $71 million ($57 million after tax), for a net impact of $.15 per common share.

(E) During the nine months ended March 31, 2019, the Company recorded a net charge of $5 million equal to $.01 per common share to reflect the finalization of the provisional amounts for the impact of the TCJA. For the nine months ended March 31, 2018, the Company recorded provisional charges for the impact of the TCJA totaling $392 million, equal to $1.04 per common share.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments

(Unaudited; $ in millions, except per share data)			Operating Expenses
	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
Three Months Ended March 31, 2019
Leading Beauty Forward	$2	$4	$12	$17	$35	$27	$.07
Contingent consideration				(9)	(9)	(7)	(.02)
Gain on liquidation of an investment in a foreign subsidiary, net				(71)	(71)	(57)	(.15)
Intangible asset impairments				52	52	52.14
Total	$2	$4	$12	$(11)	$7	$15	$.04

Nine Months Ended March 31, 2019
Leading Beauty Forward	$2	$16	$31	$68	$117	$95	$.26
Contingent consideration				(18)	(18)	(15)	(.04)
Gain on liquidation of an investment in a foreign subsidiary, net				(71)	(71)	(57)	(.15)
Intangible asset impairments				90	90	86.23
Transition Tax resulting from the TCJA						(12)	(.03)
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						8.02
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						9.02
Total	$2	$16	$31	$69	$118	$114	$.31

(Unaudited; $ in millions, except per share data)			Operating Expenses
	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
Three Months Ended March 31, 2018
Leading Beauty Forward	$-	$3	$72	$25	$100	$75	$.20
Contingent consideration				(9)	(9)	(6)	(.02)
Transition Tax resulting from the TCJA						7.02
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						(9)	(.02)
Total	$-	$3	$72	$16	$91	$67	$.18

Nine Months Ended March 31, 2018
Leading Beauty Forward	$-	$9	$125	$73	$207	$156	$.42
Contingent consideration				(6)	(6)	(4)	(.01)
Transition Tax resulting from the TCJA						332.88
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						42.11
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						18.05
Total	$-	$9	$125	$67	$201	$544	$1.45

Results by Product Category

	Nine Months Ended March 31
	Net Sales		Percent Change			Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	Constant Currency, excl ASC 606	2019	2018	Reported Basis
Skin Care	$4,962	$4,216	18%	20%	21%	$1,624	$1,221	33%
Makeup	4,427	4,275	4	6	6	398	514	(23)
Fragrance	1,401	1,423	(2)	1	2	156	195	(20)
Hair Care	433	419	3	5	5	27	45	(40)
Other	52	55	(5)	(4)	(9)	9	9	-
Subtotal	11,275	10,388	9	11	12	2,214	1,984	12

Returns/charges associated with restructuring and other activities	(2)	-	-	-	-	(117)	(207)	43
Total	$11,273	$10,388	9%	11%	12%	$2,097	$1,777	18%

Results by Geographic Region

	Nine Months Ended March 31
	Net Sales		Percent Change			Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	Constant Currency, excl ASC 606	2019	2018	Reported Basis
The Americas	$3,609	$3,818	(5)%	(5)%	(4)%	$(57)	$231	>(100)%
Europe, the Middle East & Africa	4,825	4,236	14	18	17	1,580	1,196	32
Asia/Pacific	2,841	2,334	22	26	26	691	557	24
Subtotal	11,275	10,388	9	11	12	2,214	1,984	12

Returns/charges associated with restructuring and other activities	(2)	-	-	-	-	(117)	(207)	43
Total	$11,273	$10,388	9%	11%	12%	$2,097	$1,777	18%

Net sales and operating income in the Company’s product categories and regions for the nine months ended March 31, 2019 were unfavorably impacted by a stronger U.S. dollar in relation to most currencies.  Net sales were negatively impacted by the adoption of ASC 606 while operating income benefitted from it.  Total reported operating income was $2.10 billion, an 18% increase from $1.78 billion in the prior year.  Operating income increased 18% excluding (1) the adoption of ASC 606 that increased operating income by $41 million, (2) restructuring and other charges and adjustments of $99 million compared to $201 million in the prior-year period, (3) goodwill and other intangible asset impairments related to Smashbox of $90 million, and (4) the unfavorable impact of currency translation of $81 million.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments, the net gain on liquidation of our investment in a foreign subsidiary, the changes in the fair value of contingent consideration and charges associated with the TCJA.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.  Beginning in fiscal 2019, the Company adopted a new accounting standard related to hedging that resulted in gains/losses on its foreign currency cash flow hedging activities to now be reflected in Net Sales, where in prior periods they were reflected in Cost of Sales and Selling, general and administrative expenses.  To better assess its performance in a constant currency environment, beginning in fiscal 2019 the Company is excluding the impact of these hedging activities in its constant currency calculations.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Three Months Ended March 31, 2019							Three Months Ended March 31, 2018
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of adoption of ASC 606	Non-GAAP, excluding impact of adoption of ASC 606	Impact of foreign currency translation	Non-GAAP, Constant Currency- Adjusted	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non- GAAP	% Change Non- GAAP, Constant Currency- Adjusted
Net Sales	$3,744	$ [2]	$3,746	$(106)	$3,640	$146	$3,786	$3,370	$-	$3,370	11%	12%
Cost of sales	819	(4)	815	(67)	748	36	784	683	(3)	680
Gross Profit	2,925	6	2,931	(39)	2,892	110	3,002	2,687	3	2,690	9%	12%
Gross Margin	78.1%		78.2%		79.5%		79.3%	79.7%		79.8%
Operating expenses	2,251	(72)	2,179	87	2,266	66	2,332	2,189	(88)	2,101	4%	11%
Operating Expense Margin	60.1%		58.2%		62.3%		61.6%	65.0%		62.3%
Operating Income	674	78	752	(126)	626	44	670	498	91	589	28%	14%
Operating Income Margin	18.0%		20.1%		17.2%		17.7%	14.8%		17.5%
Other income, net	71	(71)	-	-	-	-	-	-	-	-	-	-
Provision for income taxes	170	(8)	162	(28)	134	12	146	106	24	130	25%	12%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$555	$15	$570	$(98)	$472	$ [33]	$505	$372	$67	$439	30%	15%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$1.51	$.04	$1.55	$(.27)	$1.28	$.09	$1.37	$.99	$.18	$1.17	33%	17%

Amounts may not sum due to rounding.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Nine Months Ended March 31, 2019							Nine Months Ended March 31, 2018
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of adoption of ASC 606	Non-GAAP, excluding impact of adoption of ASC 606	Impact of foreign currency translation	Non-GAAP, Constant Currency- Adjusted	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency- Adjusted
Net Sales	$11,273	$ [2]	$11,275	$28	$11,303	$288	$11,591	$10,388	$-	$10,388	9%	12%
Cost of sales	2,552	(16)	2,536	(219)	2,317	67	2,384	2,147	(9)	2,138
Gross Profit	8,721	18	8,739	247	8,986	221	9,207	8,241	9	8,250	6%	12%
Gross Margin	77.4%		77.5%		79.5%		79.4%	79.3%		79.4%
Operating expenses	6,624	(171)	6,453	288	6,741	140	6,881	6,464	(192)	6,272	3%	10%
Operating Expense Margin	58.8%		57.2%		59.6%		59.4%	62.2%		60.4%
Operating Income	2,097	189	2,286	(41)	2,245	81	2,326	1,777	201	1,978	16%	18%
Operating Income Margin	18.6%		20.3%		19.9%		20.1%	17.1%		19.0%
Other income, net	71	(71)	-	-	-	-	-	-	-	-	-	-
Provision for income taxes	472	4	476	(9)	467	21	488	790	(343)	447	6%	9%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$1,628	$114	$1,742	$(32)	$1,710	$61	$1,771	$922	$544	$1,466	19%	21%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$4.39	$.31	$4.70	$(.09)	$4.61	$.16	$4.77	$2.45	$1.45	$3.90	20%	22%

Amounts may not sum due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; $ in millions)	March 31 2019	June 30 2018	March 31 2018
ASSETS
Current Assets
Cash and cash equivalents	$2,902	$2,181	$2,140
Short-term investments	-	534	384
Accounts receivable, net	2,036	1,487	1,761
Inventory and promotional merchandise, net	1,814	1,618	1,533
Prepaid expenses and other current assets	408	348	351
Total Current Assets	7,160	6,168	6,169
Property, Plant and Equipment, net	1,891	1,823	1,726
Other Assets	3,880	4,576	4,877
Total Assets	$12,931	$12,567	$12,772

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$516	$183	$296
Accounts payable	1,068	1,182	884
Other accrued liabilities	2,647	1,945	2,208
Total Current Liabilities	4,231	3,310	3,388
Noncurrent Liabilities
Long-term debt	2,883	3,361	3,363
Other noncurrent liabilities	1,200	1,186	1,284
Total Noncurrent Liabilities	4,083	4,547	4,647
Total Equity	4,617	4,710	4,737
Total Liabilities and Equity	$12,931	$12,567	$12,772

The following table details the impacts of ASC 606 on the Company’s Consolidated Balance Sheet as of March 31, 2019.

CONSOLIDATED BALANCE SHEET IMPACT FROM ASC 606

(Unaudited; $ in millions)	As Reported	Adjustments	Prior to the Adoption of ASC 606
Accounts receivable, net	$2,036	$(211)	$1,825
Inventory and promotional merchandise, net	1,814	(26)	1,788
Other Assets	627	(60)	567
Total Assets	$12,931	$(297)	$12,634

Other accrued liabilities	2,647	(438)	2,209
Other noncurrent liabilities	1,200	(55)	1,145
Total Liabilities	$8,314	$(493)	$7,821

Total Equity	$4,617	$196	$4,813

SELECT CASH FLOW DATA

	Nine Months Ended March 31
(Unaudited; $ in millions)	2019	2018
Cash Flows from Operating Activities
Net earnings	$1,636	$929
Depreciation and amortization	404	389
Deferred income taxes	(46)	84
Other items	221	179
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(377)	(325)
Increase in inventory and promotional merchandise, net	(184)	—
Increase in other assets, net	(73)	(10)
Increase in accounts payable and other liabilities	175	674
Net cash flows provided by (used for) operating activities	$1,756	$1,920

Other Investing and Financing Sources/(Uses):
Capital expenditures	$441	$368
Proceeds of investments, net	1,215	224
Payments to acquire treasury stock	1,344	676
Dividends paid	453	407
Proceeds (repayments) of current debt, net	(167)	106

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